Exhibit 99.1

Interactive Intelligence Plans To Repurchase Shares Of Its
Common Stock

INDIANAPOLIS, Nov. 13, 2003 – Interactive Intelligence Inc. (Nasdaq: ININ), a global developer of software for IP telephony, contact center automation and unified communications, today announced that it’s planning a stock repurchase program whereby up to 100,000 shares of its common stock may be purchased periodically on the open market.

The decision was made in view of the current price at which the company’s stock is trading, according to Interactive Intelligence president and chief executive officer, Dr. Donald E. Brown.

“We believe our repurchase program has the potential to elevate the trading price of our stock to the point where it more accurately reflects its true value,” Brown said. “As a result, we are much more likely to maintain market capitalization in compliance with Nasdaq National Market listing standards.”

Interactive Intelligence plans to finance the repurchase of its stock with cash. In connection with employee stock option programs, the company has no other specific plans for the shares, which might be acquired pursuant to the repurchase program.

About Interactive Intelligence Inc.

Interactive Intelligence Inc. (Nasdaq: ININ) is a global developer of software for IP telephony, contact center automation and unified communications. The company was founded in 1994 and has more than 1,000 customers worldwide. Awards include Software Magazine’s 2002 Top 500 Global Software and Services Companies, the Deloitte & Touche 2002 Technology Fast 500, Network Computing Magazine’s 2003 Editor’s Choice, and Internet Telephony Magazine’s 2003 Editor’s Choice. Interactive Intelligence employs approximately 350 people and is headquartered in Indianapolis, Ind. The company has 12 offices throughout North America, Europe and Asia. Its telephone number is +1 317.872.3000; on the Web: http://www.ININ.com.

This release contains certain forward-looking statements that involve a number of risks and uncertainties.  Among the factors that could cause actual results to differ materially are the following:  rapid technological changes in the industry, volatility in the market price of the company’s common stock; the company’s ability to achieve profitability, to manage successfully its growth and increasingly complex third party relationships, to maintain successful relationships with its current and any new resellers, to maintain and improve its current products and to develop new products and to protect its proprietary rights adequately; and other factors described in the company’s SEC filings, including the company’s latest annual report on Form 10-K and its quarterly reports on Form 10-Q.

Interactive Intelligence Inc. is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks.  All other trademarks mentioned in this document are the property of their respective owners.

Copyright © 2003 Interactive Intelligence Incorporated.  All rights reserved.

Contact:

Stephen R. Head

Chief Financial Officer

Interactive Intelligence Inc.

+1 317.715.8412

steve.head@inin.com

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